Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-218916) and in the Registration Statements on Form S-8 (Registration No. 333-222888, 333-217770, 333-212299, 333-206848, 333-196537, 333-173777 and 333-162577) of Pluristem Therapeutics Inc. of our reports dated September 12, 2018, with respect to the consolidated financial statements of Pluristem Therapeutics Inc., and the effectiveness of internal control over financial reporting of Pluristem Therapeutics Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2018.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	Kost Forer Gabbay & Kasierer
September 12, 2018	A Member of Ernst & Young Global